Exhibit 10.7

BANK OF FLORIDA CORPORATION

DEFERRED COMPENSATION PLAN

THIS DEFERRED COMPENSATION PLAN (“Plan”) has been approved on this 19th day of November, 2008, by the Board of Directors of Bank of Florida Corporation (“Company”) for the benefit of key company executives (“Executives”) identified by the Chief Executive Officer and recommended by the Compensation Committee.

WHEREAS, the Company considers the identified Executives to be important in meeting its short and long-term objectives; and

WHEREAS, Executives desire to establish certain retirement benefits with the Company based in part on the performance of the Executives.

NOW, THEREFORE, the Company, through its Board of Directors, hereby establishes the following Plan:

ARTICLE 1. PLAN DEFINITIONS

Section 1.1	Definitions. Whenever used in this Plan, the following words and phrases shall have the meanings specified.

1.1.1	“Anniversary Date” means the 31st day of December of each calendar year.

1.1.2	“Initial Vesting Period” means that for the first five (5) years after the Effective Date, Executive will not be vested, i.e., Executive will not be entitled to any retirement benefits provided under the terms of this Plan until five Years of Service following the Effective Date of the Executive Agreement, at which time Executive shall be vested fifty percent (50%) in his or her retirement benefit. For each year thereafter, Executive shall be vested an additional percentage (as determined by the Compensation Committee, and set forth in the Executive Agreement) until he or she is one hundred percent (100%) vested. Provided, however, in the event of a Change in Control as defined in Section 1.1.3, Executive will become 100% vested.

1.1.3	“Change in Control” shall mean the first to occur of any one or more of the following:

(i)

any Transaction as defined in this Subsection 1.1.3, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities (other than the group consisting of a majority of the directors currently serving on the Board of Directors as of the date of this Agreement or other group, which has been specifically approved by the Company’s Board of Directors and management, to make an equity investment in the Company) “acting in concert,” as contemplated by Section 225.41 of the Federal Reserve Board of Governors’ Regulation Y, of 50% or more of the outstanding shares of common stock of the Company, or

(ii)	in a Transaction considered to be a merger of equals wherein a duplication of positions results and Executive is not retained in the same or similar position with the same or greater compensation benefits following the consummation of the Transaction;

(iii)	the sale of all or substantially all of the assets of the Company; or

(iv)	the liquidation of the Company or a material amount of Company’s assets;

(v)	a change in the majority of the members of the Company’s Board of Directors, other than through new directors nominated or appointed by the Company’s Nominating and Corporate Governance Committee or Board of Directors; or

(vi)	the takeover or control of all or substantially all of the operations of the Company, through any of the means specified above.

(vii)	“Resulting Company” is defined to be the entity that exists following the consummation of the Change in Control.

1.1.4	“Disability” means sickness, accident, or injury resulting in Executive becoming Totally or Permanently Disabled as defined in Section 2.3 herein.

1.1.5	“Early Retirement Date” means the date on which Executive voluntarily terminates employment before the Normal Retirement Date.

1.1.6	“Effective Date of the Plan” means the 1st day of January, 2008.

1.1.7	“Effective Date” for purposes of the Agreement with Executive shall mean the 1st day of January of the year in which the Agreement is executed.

1.1.8	“Executive” or “Executives” means key executives identified by the Chief Executive Officer and the Board of Directors, or one of its designated committees to be eligible to participate under this Plan.

1.1.9	“Executive Agreement” means the deferred compensation agreement to provide retirement benefits under this Plan to Executive entered into between the Company and Executive (a sample of which is attached hereto as Exhibit “A”).

1.1.10	“Month of Service” means each completed full month of a Year of Service following the Effective Date.

1.1.11	“Normal Retirement Date” means the Anniversary Date in the year Executive attains the age of 65.

1.1.12	“Termination of Employment” means when Executive ceases to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

1.1.13	“Years of Service” means the total number of consecutive twelve-month periods during which Executive is employed on a full-time or part-time basis by the Company, inclusive of any approved leaves of absence, from the Effective Date of the Executive Agreement with the Company, until Termination of Employment.

ARTICLE 2. LIFETIME BENEFITS

Section 2.1	Normal Retirement Benefit. If Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to Executive the benefit described in this Section 2.1.

2.1.1	Computation of Benefit. After the Initial Vesting Period, the annual benefit (“Annual Benefit”) under this Plan shall mean an amount equal to a certain starting percentage as determined by the Company, but not to exceed fifty percent (50%) of Executive’s base salary as specified in the Executive Agreement, increased by not more than two percent (2%) each year following the Effective Date.

2.1.2	Payment of Benefit. The Company shall pay the amount determined in Subsection 2.1.1 of this Article in equal quarterly installments to Executive on the first day of each quarter commencing with the month following the Normal Retirement Date and continuing thereafter for the remainder of his or her life.

Section 2.2	Early Retirement Benefit. If Executive voluntarily terminates employment before the Normal Retirement Date for reasons other than death or Disability, the Company shall pay to Executive the benefit described in this Section 2.2.

2.2.1

Early Retirement. To be eligible for Early Retirement Benefits as provided under this Section 2.2, Executive shall not be employed, directly or indirectly, with any financial institution (defined as a bank holding company, thrift holding company, bank, or savings bank) located in any of the following Florida counties: Collier; Lee; Hillsborough; Broward; Palm Beach; or Miami-Dade, between the date of Termination of Employment and the Normal Retirement Date. Notwithstanding the foregoing, Executive may continue to be eligible for Early Retirement Benefits and work for a financial institution located within one of the above named counties in the specified time period, if the Company specifically consents to such employment in writing.

2.2.2	Computation of Benefit. The Early Retirement benefit under this Section 2.2 is the Annual Benefit multiplied by the Vested Percentage as set forth on Exhibit “B” determined as of the date of Termination of Employment due to Executive’s voluntary early retirement.

2.2.3	Payment of Benefit. The Company shall pay the amount determined in Subsection 2.2.1 above in equal quarterly installments to Executive on the first day of each quarter commencing with the month following the Normal Retirement Date and continuing thereafter for the remainder of his or her life.

2.2.4	Death. In the event of Executive’s death prior to the Normal Retirement Date, Executive’s estate shall be entitled to the payment of the Benefit as contemplated under Section 3.1, within 90 days of the date of Executive’s death.

Section 2.3	Disability. Should Executive while actively employed by the Company and prior to the Normal Retirement Date, become Totally and Permanently Disabled, Company, beginning at a date to be determined by the Company, but within six months from the date of such disability, shall commence payment of Disability Benefits to the Employee in accordance with this Section 2.3 until the cessation of the disability, until death, or until the Normal Retirement Date, whichever occurs first. Disability benefits are to be paid in addition to any death [or retirement benefits] payable under this Plan.

Whether the Executive is “Totally and Permanently Disabled” shall be determined as follows:

1.	If the Company and Executive agree in writing the Executive is Totally and Permanently Disabled, such agreement shall be fully determinative for purposes of this Plan, regardless of any subsequent determination from any source; provided, however, that the Company and Executive may subsequently agree in writing that the Employee is no longer Totally and Permanently Disabled.

2.	If Sub-paragraph 1 of this Section entitled “Disability” is inapplicable, a finding that the Executive is Totally and Permanently Disabled under the Federal Social Security Act shall be fully determinative for purposes of this Plan, regardless of any subsequent determination from any source; provided, however, that the Company and Executive may subsequently agree in writing that the Employee is no longer Totally and Permanently Disabled.

3.	If Sub-paragraphs 1 and 2 of this Section entitled “Disability” are both inapplicable, Executive may have a determination of Total and Permanent Disability made by a “Disability Status Determination Committee” (hereinafter referred to as the “Committee”). The costs of same shall be borne by Executive. The Committee shall be comprised of three licensed medical doctors who shall be selected by the Plan Administrator. If the Executive is found to be Totally and Permanently Disabled by a unanimous vote of the Committee, such finding shall be determinative for purposes of the Plan, regardless of any subsequent determination from any source; provided, however, that the Company and Executive may subsequently agree in writing that the Executive is no longer Totally and Permanently Disabled.

If the Executive shall be declared Totally and Permanently Disabled, and the parties shall subsequently agree in writing that such disability has ceased, then the payment of disability benefits shall cease, and the payment of further benefits hereunder shall be conditioned upon the Executive’s return to the employ of the Company and continuous employment thereafter until the applicable events and/or dates specified herein, and upon the Executive’s compliance with the terms of this Plan.

2.3.1	Employment Status. For purposes of any requirement in this Plan that the Executive remain in the employ of the Company, the Executive shall be considered to have met such requirement if an absence from the employment is due solely to the Executive’s Total and Permanent Disability, as defined herein.

2.3.2	Disability Benefit. If Executive’s employment is terminated because of Disability prior to the Normal Retirement Date, the Company shall pay to Executive the benefit described in this Section 2.3.

(i)	Computation of Disability Benefit. The Disability Benefit under this Section 2.3 shall be an amount equal to up to fifty percent (50%) of the Annual Benefit (as specified in the Executive Agreement) as of the date of Termination of Employment due to Disability.

(ii)	Payment of Benefit. The Company shall pay the amount determined in Subsection 2.3.2(i) above in equal quarterly installments to Executive on the first day of each quarter commencing with the month following the Disability and continuing thereafter for the remainder of his or her life.

Section 2.4	Change in Control Benefit. In the event of a Change in Control of the Company (as defined in Subsection 1.1.3 herein) the Company shall pay to Executive the benefit described in this Section 2.4.

2.4.1	Computation of Benefit. A Change in Control of the Company, wherein Executive is no longer employed with the Company or Resulting Company in the same or similar position with the same or greater compensation, Executive shall be entitled to receive the fully vested Annual Benefit.

2.4.2	Payment of Benefit. The Company shall pay the amount determined in Subsection 2.4.1 of this Article in equal quarterly installments to Executive on the first day commencing with the month following the Normal Retirement Date and continuing thereafter for the remainder of his or her life.

2.4.3	Death. In the event of Executive’s death prior to the Normal Retirement Date, Executive’s estate shall be entitled to the payment of the Benefit as contemplated under Section 3.1, within 90 days of the date of Executive’s death.

ARTICLE 3. DEATH BENEFITS

Section 3.1	Death During Employment. If Executive dies while employed by the Company, the Company shall pay to Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1	Computation of Benefit. The Death Benefit under this Section 3.1 shall be an amount equal to the Annual Benefit then vested, determined as of the date of Termination of Employment due to Executive’s death, and shall be payable as set forth in Subsection 3.1.2 below.

3.1.2	Payment of Benefit. The Company shall pay the Death Benefit to Executive’s beneficiary in a present value lump sum payment within 90 days of Executive’s death, based on a discount rate of eight percent (8%) and an assumed life expectancy of age 82, computed by reference to the Annual Benefit that would have been payable at Normal Retirement if Executive had survived.

ARTICLE 4. BENEFICIARIES

Section 4.1	Beneficiary Designations. Executive shall designate a “primary” and “contingent” beneficiary by filing a written designation with the Company. Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by Executive and accepted by the Company during Executive’s lifetime. A beneficiary’s designation shall be deemed automatically revoked if the beneficiary predeceases Executive, or if Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If Executive dies without a valid beneficiary designation, all payments shall be made to Executive’s surviving spouse, if any, and if none, to Executive’s surviving children in equal shares per survivor, and if no survivors, to Executive’s estate.

Section 4.2

Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or other person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

ARTICLE 5. GENERAL LIMITATIONS

Notwithstanding any provision of this Plan to the contrary, the Company shall not pay any benefit under this Plan or any Executive Agreement for the following reasons:

Section 5.1	Termination for Cause. If the Company terminates Executive’s employment for:

5.1.1	Gross negligence or gross neglect of duties;

5.1.2	Conviction on any felony charge for actions taken during Executive’s employment, whether or not work related; or

5.1.3	Fraud, disloyalty, dishonesty, or willful violation of any law or material Company policy in connection with Executive’s employment.

Section 5.2	Suicide. No benefits shall be payable if Executive commits suicide prior to five Years of Service or if Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

ARTICLE 6. CLAIMS AND REVIEW PROCEDURES

Section 6.1	Claims Procedure. The Company shall notify Executive or his or her successor in interest (“Claimant”) in writing, within 90 days of the Claimant’s written application for benefits, of eligibility or non-eligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth: (i) the specific reasons for such denial; (ii) a specific reference to the provisions of the Plan or the Executive Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect Claimant’s claim, and a description of why it is needed; and (iv) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 day period.

Section 6.2

Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that Claimant is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle Claimant to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present Claimant’s position to the Company orally, or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Plan and/or Executive Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

ARTICLE 7. FUNDING

Section 7.1	Funding. Executive shall be entitled to certain lifetime benefits from the Company as set forth in Article 2 of this Plan. The Company has sole discretion on how it elects to fund its obligation to the Executive, which may be deferred during the Initial Vesting Period. Funding alternatives may include, but not be limited to:

7.1.1	Self Funding. The Company may choose to self fund, in whole or in part, the amount of the obligation.

7.1.2	Insurance. The Company may purchase life insurance products (bank-owned life insurance and other forms of insurance).

7.1.3	Annuity. The Company may purchase an annuity or similar type of investment.

7.1.4	Combination. The Company may utilize any combination of the aforementioned funding sources to fund the expected obligations under this Plan.

ARTICLE 8. AMENDMENTS AND TERMINATION

The Company reserves the right to amend or terminate this Plan at anytime. In the event of termination of this Plan, the benefit to Executive shall be based on the Annual Benefit determined as of the date of termination of the Plan. The Company shall pay the benefit then vested to Executive, at the Company’s discretion, in either: (i) a present value lump sum payment within 60 days of Executive’s Termination of Employment based on a discount rate of eight percent (8%) and a life expectancy of age 82, computed by reference to the Annual Benefit; or (ii) in equal consecutive quarterly payments based on one-quarter (1/4) of the Annual Benefit, on the first day of each quarter commencing with the month following Executive’s Termination of Employment and continuing for the remainder of his life. In the event of amendment, the nonforfeitable benefit accrued as of the effective date of the amendment shall not be reduced by the amendment.

ARTICLE 9. TRUST

Section 9.1

Establishment of Trust. Notwithstanding any other provision or interpretation of this Plan, the Company may establish a trust in which to hold annuity contracts or insurance products to be used to make, or reimburse the Company for, payments to any Executive or beneficiaries of all or part of the benefits provided to the Executive under his or her Executive Agreement. Any trust assets shall at all times remain subject to the claims of general creditors of the Company in the event of its insolvency as more fully described in the trust.

Section 9.2	Obligations of the Company. Notwithstanding the fact that a trust may be established under Section 9.1 hereof, the Company shall remain liable for paying the benefits under this Plan and any outstanding Executive Agreements. However, any payment of benefits to Executive or a beneficiary made by such a trust shall satisfy the Company’s obligation to make such payment to such person. Upon satisfaction of the Company’s obligation to make benefit payments to Executive or a beneficiary, such trust shall terminate, and any remaining trust assets shall be returned to the Company.

Section 9.3	Trust Terms. Any trust established under Section 9.1 of Article 9 shall be revocable by the Company; provided, however, that such a trust shall become irrevocable in accordance with its terms in the event of a Change in Control of the Company. Such a trust may contain such other terms and conditions as the Company may determine to be necessary or desirable. The Company may terminate or amend any trust established under Section 9.1 hereof at any time, and in any manner it deems necessary or desirable, subject to the preceding sentence and the terms of any agreement under which any such trust is established or maintained.

ARTICLE 10. MISCELLANEOUS

Section 10.1	Binding Effect. This Plan and Executive Agreement shall bind Executive and the Company, and their beneficiaries, survivors, executors, administrators.

Section 10.2	No Guaranty of Employment. The Executive Agreement entered into with an Executive is not an employment policy or contract. It does not give Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge Executive for any reason. It also does not require Executive to remain an employee nor interfere with Executive’s right to terminate employment at any time.

Section 10.3	Non-Transferability. Benefits under the Executive Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

Section 10.4	Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan or Executive Agreement.

Section 10.5	Applicable Law. The Plan and any Executive Agreement and all rights thereunder shall be governed by the laws of Florida, except to the extent preempted by the laws of the United States of America.

Section 10.6	Unfunded Arrangement. An Executive and his or her beneficiary are general unsecured creditors of the Company for the payment of benefits under this Plan and the implementing

Executive Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

IN WITNESS WHEREOF, the foregoing Plan was approved by the Company’s Board of Directors on the date first written above.

BANK OF FLORIDA CORPORATION

By:	/s/ Michael T. Putziger
Michael T. Putziger
Chairman of the Board

EXHIBIT “B”

ANNUAL BENEFIT

Year of Retirement	Vested Percentage
2008	0%

2009	0%

2010	0%

2011	0%

2012	0%

2013	50%

2014	55%

2015	60%

2016	65%

2017	70%

2018	75%

2019	80%

2020	85%

2021	90%

2022	95%

2023	100%